Exhibit 10.20

KODIAK AI, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Kodiak AI, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) who are not employees represents an effective tool to attract, retain and reward such Directors. This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to Directors who are not employees of the Company or any of its Parents or Subsidiaries (“Outside Directors”). Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place and primarily used by the Company and under which non-employee Directors are eligible to receive awards (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director because of equity awards and cash compensation such Outside Director receives under this Policy.

1. Effective Date. This Policy will be effective as of the Closing (as defined in the Business Combination Agreement). If the Business Combination Agreement is terminated without the Closing having occurred, then this Policy also will terminate as of such time.

2. Cash Compensation.

2.1 Board Member Annual Cash Retainer. Following the Closing, each Outside Director will be paid an annual cash retainer of $60,000 (an “Annual Retainer”). There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

2.2 Additional Annual Cash Retainers. Following the Closing, each Outside Director who serves as the Non-Employee Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows (an “Additional Retainer”):

Non-Employee Chair of the Board:	$40,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$7,500
Nominating and Governance Committee Chair:	$10,000
Nominating and Governance Committee Member:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair. Additionally, the Outside Director who serves as the Non-Employee Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

2.3 Payment Timing and Proration. Each Annual Retainer and Additional Retainer (in either case, a “Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Non-Employee Chair of the Board during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Non-Employee Chair of the Board from the Closing through the end of the Fiscal Quarter containing the Closing (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable Cash Retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.

3. Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

3.1 No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.4.2 and 9 below).

3.2 Initial Awards. Each individual who first becomes an Outside Director following the Closing automatically will be granted an award of Restricted Stock Units having a Value of $390,000 (an “Initial Award”). The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as to 1/3 of the Shares on each anniversary of the Initial Award’s grant date, in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date.

3.3 Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Closing Date, each Outside Director automatically will be granted an award of Restricted Stock Units having a Value of $195,000 (the “Annual Award”), subject to the Outside Director remaining a Service Provider on the grant date; provided, however, that if an individual commenced service as an Outside Director after the date of the Annual Meeting that occurred immediately prior to such

Annual Meeting (or if there is no such prior Annual Meeting, then after the Closing Date), then the Annual Award granted to such Outside Director will be prorated based on the number of whole months that the individual served as an Outside Director prior to the Annual Award’s grant date during the 12- month period immediately preceding such Annual Meeting (with any resulting fractional Share rounded down to the nearest whole Share). The Annual Award will be scheduled to vest in full on the earlier of the one-year anniversary of the Annual Award’s grant date or the day immediately prior to the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through such vesting date.

3.4 Additional Terms of Initial Awards and Annual Awards. In addition to the foregoing terms under this Section 3, the terms and conditions of each Initial Award and Annual Award (each, a “Policy Award”) will be as follows.

3.4.1 Each Policy Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use thereunder.

3.4.2 The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Policy Awards to be granted in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

3.4.3 For purposes of this Policy, “Value” means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology as the Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (the “Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective.

Notwithstanding any contrary provision in this Policy, no Policy Award will be granted under this Policy to an individual unless such individual is a Service Provider as of the Policy Award’s grant date.

4. Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Policy Awards, as of immediately prior to the Change in Control, provided that the Outside Director continues to be an Outside Director through immediately prior to such Change in Control.

5. Annual Compensation Limit. In any Fiscal Year, no Outside Director may be granted equity awards (including any Awards granted under the Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any cash retainers or fees in amounts that, in the aggregate, exceed $750,000; provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any equity awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 5.

6. Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.

7. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock that may be delivered pursuant to Policy Awards and/or the number, class, and price of shares of stock covered by each outstanding Policy Award.

8. Section 409A. In no event will cash compensation or taxable expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. Each payment and benefit under this Policy is intended to be a separate payment for purposes of Section 409A. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

9. Revisions. The Board may amend, alter, suspend or terminate this Policy, or any part thereof, at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Plan administrator’s ability to exercise the powers granted to it under the Plan with respect to Awards granted pursuant to this Policy.